Exhibit 10.3

November 9, 2011

Rob Cain

Dear Rob,

AccessLine Communications Corporation (the “Company”), a wholly owned subsidiary of Telanetix Inc. (the “Parent”) is pleased to inform you that the Compensation Committee of the Parent’s Board of Directors has decided to increase your annual base salary as set forth in that certain letter, dated January 18, 2011, between the Company and you, from $150,000 to $200,000 less social security contributions, income tax withholding and any other applicable deductions.  Otherwise the terms of your employment with the Company will remain the same.

We very much appreciate the contributions that you have made to the Company so far and look forward to our continued success together.

Sincerely,

/s/ Douglas N. Johnson
Douglas N. Johnson
Chief Executive Officer

ACCEPTED:

/s/ Rob Cain                                                                     November 9, 2011
Rob Cain                                                                           Date